Exhibit 99.1

Fortive Announces Proposed Offering of Convertible Senior Notes

EVERETT, WA, February 19, 2019 – Fortive Corporation (“Fortive”) (NYSE: FTV) today announced that it proposes to offer, subject to market factors and other conditions, $1.25 billion in aggregate principal amount of its Convertible Senior Notes due 2022. The notes are to be offered and sold to “qualified institutional buyers” pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In addition, Fortive will grant the initial purchasers an option, exercisable within a 30-day period, to purchase up to an additional $187.5 million in aggregate principal amount of notes on the same terms and conditions. Upon conversion of the notes, holders of the notes will receive cash, shares of Fortive’s common stock, or a combination of cash and shares of Fortive’s common stock at Fortive’s option. Interest on the notes will be payable semi-annually in arrears on February 15 and August 15 of each year, beginning on August 15, 2019. The notes will mature on February 15, 2022, unless earlier repurchased or converted in accordance with their terms prior to such date. The interest rate, initial conversion rate, offering price and other terms will be determined at the time of pricing the offering. The notes will be senior unsecured obligations of Fortive.

Fortive intends to use the net proceeds of this offering to fund a portion of the cash consideration payable for, and certain costs associated with, Fortive’s previously announced, pending acquisition of the Advanced Sterilization Products business (“ASP”) from Ethicon, Inc., a subsidiary of Johnson & Johnson. Completion of this offering is not contingent upon consummation of the ASP acquisition. If the acquisition of ASP is not completed, Fortive will use the net proceeds of this offering for working capital and other general corporate purposes, which may include, without limitation, the funding of potential future acquisitions, capital expenditures, investments in or loans to Fortive’s subsidiaries, refinancing of outstanding indebtedness, share repurchases, dividends and satisfaction of other obligations.

This press release is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including the shares of Fortive’s common stock, if any, issuable upon conversion of the notes). Any offer of notes will be made only by means of a private offering memorandum. The notes and any common stock issuable upon conversion of the notes have not been and will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

FORWARD-LOOKING STATEMENTS

The release contains information about future expectations, plans and prospects of Fortive’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements with respect to Fortive’s expectations to complete the proposed offering of the notes and its use of proceeds from the offering. There can be no assurance that Fortive will be able to complete the proposed notes offering on the anticipated terms, or at all. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the terms of the notes and the offering, risks and uncertainties related to whether or not Fortive will consummate the offering, the impact of general economic, industry, market or political conditions and other factors that are discussed in Fortive’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Reports on Form 10-Q for the quarters ended March 30, 2018, June 29, 2018 and September 28, 2018 and other documents periodically filed with the SEC. These forward-looking statements speak only as of the date of this release, and Fortive does not assume any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise.

ABOUT FORTIVE

Fortive is a diversified industrial growth company comprised of Professional Instrumentation and Industrial Technologies businesses that are recognized leaders in attractive markets. Fortive’s well-known brands hold leading positions in field instrumentation, transportation, sensing, product realization, automation and specialty, and franchise distribution. Fortive is headquartered in Everett, Washington and employs a team of more than 22,000 research and development, manufacturing, sales, distribution, service, and administrative employees in more than 50 countries around the world. With a culture rooted in continuous improvement, the core of our company’s operating model is the Fortive Business System.

CONTACT

Griffin Whitney

Vice President, Investor Relations

Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

Telephone: (425) 446-5000